EXHIBIT 10.13

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

NON-EXCLUSIVE RESEARCH AND COMMERCIAL LICENSE AGREEMENT

This Non-Exclusive Research and Commercial License Agreement (this “AGREEMENT”) is made by and between AnaptysBio, Inc. (“ANAPTYSBIO”), a Delaware corporation, with a principal business address at 10835 Road To The Cure, Suite 100, San Diego, CA 92121, and MILLIPORE CORPORATION (“MILLIPORE”), a Massachusetts corporation with offices at 290 Concord Road, Billerica, MA 91821, and is effective as of May 15, 2009 (the “EFFECTIVE DATE”). MILLIPORE and ANAPTYSBIO are sometimes each referred to herein individually as a “PARTY” and together as the “PARTIES”.

ARTICLE 1. BACKGROUND RECITALS

MILLIPORE owns intellectual property covering or claiming the use of proprietary ubiquitous chromatin opening elements (UCOE® elements) and related gene expression technologies and is the owner of the MATERIALS.

ANAPTYSBIO desires to use the MATERIALS and the MILLIPORE INTELLECTUAL PROPERTY to enable ANAPTYSBIO to perform research, develop and/or commercialize recombinant therapeutic proteins. MILLIPORE is willing to grant ANAPTYSBIO a license to enable such uses under the terms and conditions defined herein.

ARTICLE 2. DEFINITIONS

For purposes of this AGREEMENT, the following definitions shall apply:

“AFFILIATE” means with respect to a referenced entity, any entity that CONTROLS, is CONTROLLED by, or is under common CONTROL with such referenced entity.

“ANAPTYSBIO CELL LINES” means cells (and any replicates, progeny or derivatives thereof) owned or controlled by ANAPTYSBIO transfected with MATERIALS and/or various control vectors. For clarity, ANAPTYSBIO CELL LINES includes pools of transfected cells as well as individual clones and cell lines.

“ANAPTYSBIO PROTEINS” means any proteins expressed by any cells (including ANAPTYSBIO CELL LINES) that are derived using or improved by ANAPTYSBIO TECHNOLOGY, whether by ANAPTYSBIO or its AFFILIATE or a THIRD PARTY on behalf of ANAPTYSBIO (i.e. service provider), and/or are related to one or more product development programs of ANAPTYSBIO. This definition expressly excludes any proteins made with use of the MATERIALS to generate new cell or cell lines solely for the benefit of any THIRD PARTY.

“ANAPTYSBIO TECHNOLOGY” means any and all data, technology, information, documents, know-how and other intellectual or other property now or hereafter owned or controlled by ANAPTYSBIO, including, without limitation, ANAPTYSBIO’s proprietary somatic hypermutation technology and any genes, CHO cells, cell lines (including any ANAPTYSBIO CELL LINES), expressed proteins and antibodies, in each case including all improvements or modifications to any of the foregoing.

“COMMERCIAL MILESTONES” means the specific milestones listed in Clause 4.4 below.

“COMMERCIAL PURPOSES” means use of the MILLIPORE INTELLECTUAL PROPERTY and/or MATERIALS in one or more steps in the expression, scale-up or production, or any related steps in the preclinical and/or clinical development, of a COMMERCIALIZED PRODUCT where such a COMMERCIALIZED PRODUCT requires the submission of an investigational new drug application or equivalent filing with a United States or foreign REGULATORY AUTHORITY. For purposes of clarity, COMMERCIAL PURPOSES excludes CONTRACT MANUFACTURING.

“COMMERCIALIZED PRODUCT” means a pharmaceutical product, whether or not actually commercialized, made by or on behalf of ANAPTYSBIO incorporating ANAPTYSBIO PROTEINS expressed using the MATERIALS and/or MILLIPORE INTELLECTUAL PROPERTY.

“CONTRACT MANUFACTURING” means MANUFACTURING on a contract or fee-for- service basis by ANAPTYSBIO for a THIRD PARTY other than: (i) SUBLICENSEES of ANAPTYSBIO, (ii) entities who have entered into a collaboration, co-development, partnership, cooperation, strategic alliance, or similar agreement with ANAPTYSBIO relating to ANAPTYSBIO TECHNOLOGY and/or ANAPTYSBIO PROTEINS (collectively “ANAPTYSBIO PARTNERS”), and/or (iii) otherwise in connection with the research, development, manufacture and/or commercialization of an ANAPTYSBIO PROTEIN.

“CONTRACT RESEARCH” means research and/or development on a contract or fee-for-service basis by ANAPTYSBIO for a THIRD PARTY other than: (i) for SUBLICENSEES of ANAPTYSBIO, (ii) for ANAPTYSBIO PARTNERS, and/or (iii) otherwise in connection with the research, development, manufacture and/or commercialization of an ANAPTYSBIO PROTEIN.

“CONTROL” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“CONFIDENTIAL INFORMATION” means: (i) in the case of ANAPTYSBIO, the terms of this AGREEMENT, any commercial, technical or other data, documents, materials, procedures and information of ANAPTYSBIO that are not generally known to the public and are maintained in a confidential manner by ANAPTYSBIO, and that are (A) disclosed by or on behalf of ANAPTYSBIO under this AGREEMENT, whether in oral or tangible form, or (B) observed at ANAPTYSBIO’s facilities during the term of this AGREEMENT; and (ii) in the case of

MILLIPORE, the MILLIPORE INTELLECTUAL PROPERTY, the terms of this AGREEMENT and the MATERIALS. MILLIPORE acknowledges that ANAPTYSBIO is unwilling to receive or have access to any confidential or proprietary data, documents, materials, procedures and information of MILLIPORE other than the MILLIPORE INTELLECTUAL PROPERTY and the MATERIALS, and MILLIPORE agrees not to disclose or make available to ANAPTYSBIO any such confidential or proprietary data, documents, materials, procedures or information.

“FIELD OF USE” means the use of the MILLIPORE INTELLECTUAL PROPERTY and/or MATERIALS for RESEARCH PURPOSES and/or COMMERCIAL PURPOSES by or on behalf of ANAPTYSBIO, including, without limitation, by (i) ANAPTYSBIO’s AFFILIATES or authorized SUBLICENSEES, and (ii) ANAPTYSBIO PARTNERS. The FIELD OF USE specifically excludes:

[*]

“MAJOR MARKET” means [*].

“MANUFACTURING” means the use of the MATERIALS and/or MILLIPORE INTELLECTUAL PROPERTY in one or more steps in the making or production of COMMERCIALIZED PRODUCT that: (i) is intended for a commercial purpose (including, without limitation, pre-clinical and clinical development of COMMERCIALIZED PRODUCT intended for a commercial purpose); and (ii) does not contain the MATERIALS itself.

“MATERIALS” means the materials set out in Exhibit B as updated from time to time (and any replicates, progeny and derivatives thereof) to the extent covered by a valid claim of the MILLIPORE INTELLECTUAL PROPERTY.

“MILLIPORE INTELLECTUAL PROPERTY” means the patents and patent applications listed in Exhibit A, and all patents issuing from said patents and patent applications, including any divisionals, continuations and continuations-in-part (to the extent that they cover the same subject matter of the original application), and reissues and reexaminations of any such patents, together with all non-US counterparts of any of the foregoing.

“NET SALES” means the gross selling price actually invoiced by ANAPTYSBIO and/or its AFFILIATES or SUBLICENSEES to an arm’s-length third-party purchaser of a COMMERCIALIZED PRODUCT less the following discounts: [*].

“REGULATORY AGENCY” means, with respect to any particular country or, where applicable, a multinational jurisdiction governmental authority, body, commission, agency or other instrumentality of such country or multinational jurisdiction (e.g., the EMEA with respect to the European Union), with the primary responsibility for the evaluation or approval of pharmaceutical products before a COMMERCIAL PRODUCT can be tested, marketed, promoted, distributed or sold in such country or multinational jurisdiction, including such governmental bodies, if any, that have jurisdiction over the pricing of such pharmaceutical product. The term “REGULATORY AGENCY” includes, without limitation, the FDA and the EMEA.

3	*Confidential Treatment Requested.

“RESEARCH PURPOSES” means for purposes of using the MATERIALS and/or MILLIPORE INTELLECTUAL PROPERTY to express ANAPTYSBIO PROTEINS for pharmaceutical research and preclinical development programs conducted by or on behalf of ANAPTYSBIO (including, without limitation, by or for (i) ANAPTYSBIO’s AFFILIATES or SUBLICENSEES, and (ii) ANAPTYSBIO PARTNERS.

“SALE” means the sale, transfer, exchange, or other disposition of COMMERCIALIZED PRODUCTS for consideration to an arm’s-length THIRD PARTY, other than an AFFILIATE or SUBLICENSEE. Sales of COMMERCIALIZED PRODUCTS shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; (b) delivery of COMMERCIALIZED PRODUCTS to the purchaser or common carrier; or (c) release of COMMERCIALIZED PRODUCTS from consignment.

“SUBLICENSEE” means a sublicensee of intellectual property rights owned or controlled by ANAPTYSBIO concerning ANAPTYSBIO TECHNOLOGY necessary or useful for developing and/or commercializing one or more COMMERCIALIZED PRODUCTS. The SUBLICENSEE will have no rights to use MILLIPORE INTELLECTUAL PROPERTY to generate new cells or cell lines, but may use ANAPTYSBIO CELL LINES generated by ANAPTYSBIO which express ANAPTYSBIO PROTEINS. For purposes of clarification, ANAPTYSBIO has the right to grant a sublicense to use ANAPTYSBIO CELL LINES for the purpose of development and/or commercialization of COMMERCIALIZED PRODUCTS, but no rights to grant a sublicense of the MILLIPORE INTELLECTUAL PROPERTY to generate cells or cell lines other than ANAPTYSBIO CELL LINES.

“TERM” means the time period which commences on the EFFECTIVE DATE and terminates on the last-to–expire Valid Claim (defined below) of the US patents listed in Exhibit A. For avoidance of doubt, any COMMERCIALIZED PRODUCTS manufactured prior to the last-to– expire Valid Claim of the US patents listed in Exhibit A shall be subject to payments due as provided in Article 4. For purposes hereof, “Valid Claim” means a claim contained in (a) an issued and unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) a pending patent application; provided, however, that if a claim of a pending patent application shall not have issued within ten (10) years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim.

“TERRITORY” means worldwide.

“THIRD PARTY” means any person or entity that is not a signor of this AGREEMENT or an AFFILIATE.

ARTICLE 3. GRANT OF NON-EXCLUSIVE LICENSE

3.1. Research Rights. MILLIPORE hereby grants ANAPTYSBIO, solely within the FIELD OF USE and TERRITORY, the non-exclusive right and license, under the MILLIPORE

INTELLECTUAL PROPERTY and to use and modify the MATERIALS, with the right to grant sublicenses as expressly provided in this AGREEMENT, to use the MATERIALS and MILLIPORE INTELLECTUAL PROPERTY for RESEARCH PURPOSES in ANAPTYSBIO’s research facilities worldwide or the worldwide research facilities of a SUBLICENSEE or of a THIRD PARTY retained by ANAPTYSBIO or a SUBLICENSEE to perform contract research and/or contract development on behalf of ANAPTYSBIO (a “CRO”) and specifically related to ANAPTYSBIO TECHNOLOGY and/or ANAPTYSBIO PROTEINS.

3.2. Commercial Rights. MILLIPORE hereby grants ANAPTYSBIO, solely within the FIELD OF USE and TERRITORY, the non-exclusive right and license, under the MILLIPORE INTELLECTUAL PROPERTY, with the right to grant sublicenses as expressly provided in this Agreement, to make, have made, use, have used, sell, have sold and import COMMERCIALIZED PRODUCTS for COMMERCIAL PURPOSES.

3.3. ANAPTYSBIO’s authorized SUBLICENSEES are expressly prohibited from using the MILLIPORE INTELLECTUAL PROPERTY to [*]. ANAPTYSBIO may conduct activities pursuant to the rights granted hereunder, including, without limiting, cell line development, through use of AFFILIATES and/or service providers. A service provider that is engaged by ANAPTYSBIO or a SUBLICENSEE of ANAPTYSBIO shall not itself be considered a SUBLICENSEE.

ARTICLE 4. LICENSE FEES AND ROYALTY OBLIGATIONS

In partial consideration of the rights granted to ANAPTYSBIO herein, ANAPTYSBIO shall:

4.1. Pay MILLIPORE a non-refundable first research license fee in the sum of [*] Dollars ($[*]) upon execution of this AGREEMENT.

4.2. Pay MILLIPORE a non-refundable second research license fee in the sum of [*] Dollars ($[*]) on [*].

4.3. Pay MILLIPORE subsequent non-refundable annual research license fees in the sums of [*] Dollars ($[*]) on the [*], subject to clause 4.3.1 below.

4.3.1 In the event that the majority of stock or substantially all the assets of ANAPTYSBIO is transferred [*].

All annual research license fees shall be paid within thirty (30) days following annual anniversaries of the EFFECTIVE DATE of this AGREEMENT and shall be adjusted upward only, on a year-to-year basis, beginning after the third anniversary of the EFFECTIVE DATE, in accordance with increases in the United States Consumer Price Index – All Urban Consumers – US City Average (CPI).

4.4. Pay MILLIPORE the applicable milestone payment below within thirty (30) days following the first achievement of each of the milestone events below (or, in the case of each of the clinical COMMERCIAL MILESTONES below, the first achievement of such clinical COMMERCIAL MILESTONE in the first MAJOR MARKET in which such clinical COMMERCIAL MILESTONE was first achieved) by ANAPTYSBIO or its AFFILIATES

5	*Confidential Treatment Requested.

and/or SUBLICENSEES for each and every COMMERCIALIZED PRODUCT, on a product- by-product basis, as follows:

COMMERCIAL MILESTONE		Milestone Payment

4.4.1	Enrollment of first patient in the first Phase I clinical trial of each COMMERCIALIZED PRODUCT	$[*]

4.4.2	Enrollment of first patient in the first Phase II clinical trial of each COMMERCIALIZED PRODUCT	$[*]

4.4.3	Enrollment of first patient in the first Phase III clinical trial of each COMMERCIALIZED PRODUCT	$[*]

4.4.4	First commercial SALE of each COMMERCIALIZED PRODUCT in a MAJOR MARKET	$[*]

4.4.5	When each COMMERCIALIZED PRODUCT first reaches SALES of over $[*] in the first applicable calendar year	$[*]

4.4.6	When each COMMERCIALIZED PRODUCT first reaches SALES of over $[*] in the first applicable calendar year	$[*]

4.4.7	When each COMMERCIALIZED PRODUCT first reaches SALES of over $[*] in the first applicable calendar year	$[*]

For purposes of clarification, subject to clause 4.5 below, each of the milestone payments specified in this clause 4.4 shall be payable only one time per COMMERCIALIZED PRODUCT regardless of the number of indications for which a COMMERCIALIZED PRODUCT is developed or approved, and, in the case of the milestone payments for COMMERCIAL MILESTONES [*], regardless of the number of MAJOR MARKETS in which a COMMERCIALIZED PRODUCT achieves the same COMMERCIAL MILESTONE.

In the event ANAPTYSBIO sells all or substantially all of its rights to one or more COMMERCIALIZED PRODUCTS to a THIRD PARTY, whether by merger, sale of stock, sale of assets or otherwise, [*]% of the milestone payment for the next-to-occur clinical COMMERCIAL MILESTONE for the MOST-ADVANCED COMMERCIALIZED PRODUCT (defined below) to which such THIRD PARTY acquires rights will be due, which amount shall be fully creditable against future payments due hereunder. All remaining COMMERCIAL MILESTONES shall continue in full force and effect. “MOST ADVANCED COMMERCIALIZED PRODUCT” means, of all of the COMMERCIALIZED

6	*Confidential Treatment Requested.

PRODUCTS to which a THIRD PARTY acquires rights in a transaction or series of transactions of the type described in the first sentence of this Section 4.3.1, the COMMERCIALIZED PRODUCT that is at the most advanced stage of development but has not yet achieved all of the clinical COMMERCIAL MILESTONES (i.e., COMMERCIAL MILESTONES 1, 2 and 3) at the time of consummation of such transaction(s).

4.5. ANAPTYSBIO shall notify MILLIPORE, in writing, of the achievement of each COMMERCIAL MILESTONE for which a milestone payment is due under clause 4.4(a) or 4.4(b) within thirty (30) calendar days after such achievement. For purposes of this AGREEMENT, a COMMERCIALIZED PRODUCT that contains a particular ANAPTYSBIO PROTEIN or particular ANAPTYSBIO PROTEINS and any and all other COMMERCIALIZED PRODUCTS (such as modified, improved or “next generation” COMMERCIALIZED PRODUCTS) that contains the same ANAPTYSBIO PROTEIN(S) shall collectively be considered one and the same COMMERCIALIZED PRODUCT, regardless of whether such COMMERCIALIZED PRODUCTS are sold under different product names or trademarks. Without limiting the generality of the foregoing, and solely by way of example, if (i) development of a COMMERCIALIZED PRODUCT containing a particular ANAPTYSBIO PROTEIN or particular ANAPTYSBIO PROTEINS is abandoned after one or more of the COMMERCIAL MILESTONES has been achieved, and (ii) any COMMERCIALIZED PRODUCT containing the same ANAPTYSBIO PROTEIN(S) is developed as a replacement for the abandoned COMMERCIALIZED PRODUCT, then no milestone payment shall be due upon achievement of any COMMERCIAL MILESTONE by the replacement COMMERCIALIZED PRODUCT that was previously achieved by the abandoned COMMERCIALIZED PRODUCT.

4.6. All payments due pursuant to this AGREEMENT shall be paid in United States dollars.

ARTICLE 5. SUBLICENSING RIGHTS AND OBLIGATIONS

ANAPTYSBIO may sub-license only the rights granted to it under clause 3.1 and/or clause 3.2 to any CRO(s) and to THIRD PARTY(IES), in each case, solely for the use of cells, cell lines or clones containing the MATERIALS which express ANAPTYSBIO PROTEINS so long as:

a)	All terms and conditions of any sublicense shall contain terms and conditions that are consistent with the terms and conditions of this AGREEMENT.

b)	ANAPTYSBIO shall pay continuing applicable Milestone Payments to MILLIPORE on the achievement of COMMERCIAL MILESTONES by any SUBLICENSEE in accordance with Clause 4.4 above.

c)

The sublicense does not permit any SUBLICENSEE or CRO to transfer or assign its sublicense to use the MILLIPORE INTELLECTUAL PROPERTY; provided, however, that a sublicense may permit such SUBLICENSEE or CRO to assign such sublicense to an AFFILIATE or to any successor-in-interest by way of merger, acquisition, or sale of all or substantially all of its assets related to such sublicense, in which event such SUBLICENSEE or CRO shall be obligated to notify ANAPTYSBIO and in such instances, ANAPTYSBIO shall be obligated to notify MILLIPORE in writing of such assignment; and provided, further, that a sublicense may permit a SUBLICENSEE to sublicense its rights to a CRO so long as ANAPTYSBIO complies with clause (e) below.

d)	The sublicense shall contain provisions that any sublicense to use the MILLIPORE INTELLECTUAL PROPERTY that was granted to the SUBLICENSEE or CRO shall terminate upon the termination of this AGREEMENT; provided, however, that the sublicense may permit the SUBLICENSEE or CRO to retain and continue using any already-existing ANAPTYSBIO CELL LINES as permitted by Article 9.

e)	ANAPTYSBIO shall notify MILLIPORE in writing of the sublicense and its applicable terms concerning the MILLIPORE INTELLECTUAL PROPERTY promptly following the signing of such sublicense; provided, however, that ANAPTYSBIO shall not be required to disclose to MILLIPORE the financial terms of any sublicense.

ARTICLE 6. REPORTING OBLIGATIONS

6.1. ANAPTYSBIO and its SUBLICENSEES and AFFILIATES will keep accurate books and records showing all COMMERCIALIZED PRODUCTS offered for sale, imported, sold and or otherwise exploited and all NET SALES and any other amounts payable herein. Such books and records will be preserved for at least three (3) years after the date of the payment to which they pertain and will be open to inspection by an independent certified public accountant retained by MILLIPORE at reasonable times (but no more frequently than annually) on prior written notice to ANAPTYSBIO solely to determine the accuracy of reports and payments made by ANAPTYSBIO under this AGREEMENT and to assess ANAPTYSBIO’s compliance with the payment terms of this AGREEMENT. Such independent certified public accountant shall execute and deliver a confidentiality agreement reasonably requested by ANAPTYSBIO and shall not disclose to MILLIPORE any information other than information relating to accuracy of reports and payments made by ANAPTYSBIO under this AGREEMENT and the compliance by ANAPTYSBIO of the terms of this AGREEMENT. MILLIPORE shall bear the fees and expenses of such examination. If, however, an error in payments due of more than [*] percent ([*]%) or $[*] (whichever is greater) for any year is discovered in any examination, then ANAPTYSBIO shall reimburse MILLIPORE the reasonable fees and expenses of such examination and shall remit the underpayment to MILLIPORE along with applicable simple interest due at the rate of [*] per annum within [*] days of delivery of the examination result to ANAPTYSBIO.

6.2. For each COMMERCIALIZED PRODUCT, ANAPTYSBIO shall identify to MILLIPORE the reference number for all applicable Biological Master Files (or equivalent) for such COMMERCIALIZED PRODUCT filed by ANAPTYSBIO or its SUBLICENSEES or ANAPTYSBIO PARTNERS with the relevant REGULATORY AGENCIES. MILLIPORE shall have the right to identify to any REGULATORY AGENCY such reference number for any such Biological Master File (or equivalent) with regard to COMMERCIALIZED PRODUCTS developed by THIRD PARTIES with the use of MILLIPORE INTELLECTUAL PROPERTY, for the sole purpose of notifying the REGULATORY AGENCY of the existence of such prior Biological Master File. Any such identification shall be made solely to the REGULATORY AGENCY and shall not constitute authorization to or by MILLIPORE or any THIRD PARTY

8	*Confidential Treatment Requested.

(except the REGULATORY AGENCY) to access, reference or use any such filing or any data therein or to disclose or use any confidential or proprietary information in any such filing or in any IND (or equivalent) or Biological Master File (or equivalent) or other filing submitted by ANAPTYSBIO or any AFFILIATE or SUBLICENSEE with any REGULATORY AGENCY.

ARTICLE 7. OWNERSHIP OF THE INTELLECTUAL PROPERTY

7.1. The MILLIPORE INTELLECTUAL PROPERTY and MATERIALS shall at all times remain the property of MILLIPORE.

7.2. ANAPTYSBIO shall at all times be the sole owner of ANAPTYSBIO’s technology made prior to or outside the scope of the license (“ANAPTYSBIO’s BACKGROUND TECHNOLOGY”), all ANAPTYSBIO CELL LINES, all ANAPTYSBIO TECHNOLOGY and all ANAPTYSBIO PROTEINS.

7.3. ANAPTYSBIO agrees that the MILLIPORE INTELLECTUAL PROPERTY and MATERIALS will be used solely within the FIELD OF USE.

7.4. ANAPTYSBIO agrees that it shall hold and use the MILLIPORE INTELLECTUAL PROPERTY and MATERIALS in a confidential and secure manner, to the extent provided in Article 10 below.

ARTICLE 8. INTELLECTUAL PROPERTY IMPROVEMENTS

Any and all results, discoveries, improvements and/or inventions (whether or not patentable) (a) made solely by or on behalf of ANAPTYSBIO shall be the sole and exclusive property of ANAPTYSBIO, except that any made by ANAPTYSBIO that [*]; (b) made solely by MILLIPORE shall be the sole and exclusive property of MILLIPORE, except that any made by MILLIPORE which relate to or are enabled by ANAPTYSBIO’s BACKGROUND TECHNOLOGY, the ANAPTYSBIO CELL LINES, the ANAPTYSBIO PROTEINS and/or the ANAPTYSBIO TECHNOLOGY shall be the sole and exclusive property of ANAPTYSBIO (it being understood, however, that ANAPTYSBIO is not granting to MILLIPORE any license or other right to use, or any access to, ANAPTYSBIO’s BACKGROUND TECHNOLOGY, the ANAPTYSBIO CELL LINES, the ANAPTYSBIO PROTEINS and/or the ANAPTYSBIO TECHNOLOGY); and (c) made jointly by MILLIPORE and ANAPTYSBIO shall be the joint property of MILLIPORE and ANAPTYSBIO; provided that any jointly made results, discoveries, improvements and/or inventions [*]. Each PARTY, upon the request and cost of the other PARTY, shall promptly perform all necessary acts to execute any patent applications, assignments and/or other documents which the other PARTY deems necessary or useful for the prosecution of results, discoveries, improvement and/or inventions owned by such other PARTY.

ARTICLE 9. TERM AND TERMINATION

9.1. This AGREEMENT shall commence on the EFFECTIVE DATE and shall, unless terminated earlier as provided herein, continue in full force and effect. The term during which ANAPTYSBIO shall pay to MILLIPORE research license fees and milestone payments pursuant to this AGREEMENT shall end upon the expiration of the TERM. Upon the expiration of the

9	*Confidential Treatment Requested.

TERM, the licenses and other rights granted by MILLIPORE to ANAPTYSBIO pursuant to this AGREEMENT shall be fully paid-up.

9.2. ANAPTYSBIO shall have the right to voluntarily terminate this AGREEMENT, for any or no reason, on not less than ninety (90) days written notice to MILLIPORE. However, the obligation to pay the first year research license fee (clause 4.1) is non-terminable in the event ANAPTYSBIO exercises its rights pursuant this paragraph.

9.3. Either PARTY may terminate this AGREEMENT upon material breach of this AGREEMENT by the other PARTY (including, in the case of termination by MILLIPORE, a breach resulting from ANAPTYSBIO’s failure to pay any sums due hereunder) where such breach shall not have been remedied within sixty (60) days of the receipt of a written notification from the other PARTY identifying the breach and requiring its remedy. Upon termination of this AGREEMENT by ANAPTYSBIO on account of the material breach by MILLIPORE, MILLIPORE shall promptly refund to ANAPTYSBIO the pro rata portion of any research license fees attributable to the period of time following such termination.

9.4. In the event of termination of this AGREEMENT, ANAPTYSBIO’s licenses under clauses 3.1 and 3.2 with respect to any ANAPTYSBIO CELL LINES generated before such termination (including, without limitation, ANAPTYSBIO’s right to sublicense such ANAPTYSBIO CELL LINES in accordance with clause (d) of Article 5) and ANAPTYSBIO’s rights with respect to ANAPTYSBIO PROTEINS expressed by such ANAPTYSBIO CELL LINES, shall survive such termination and continue in full force and effect, subject to the terms and conditions of this AGREEMENT (including, without limitation, Article 4 hereof); provided, however, that if MILLIPORE terminates this AGREEMENT for ANAPTYSBIO’s uncured material breach of any of its payment obligations under Article 4, then ANAPTYSBIO’s licenses with respect to such existing ANAPTYSBIO CELL LINES shall terminate, and ANAPTYSBIO shall destroy such existing ANAPTYSBIO CELL LINES as specified below in this Article 9.

9.5. Upon termination of this AGREEMENT by MILLIPORE pursuant to the terms hereof, each sublicense by ANAPTYSBIO to a SUBLICENSEE to use the MILLIPORE INTELLECTUAL PROPERTY for COMMERCIAL PURPOSES that was in effect before such termination will survive such termination; provided, however, that (i) such sublicense was granted in accordance with the terms of this AGREEMENT; (ii) such SUBLICENSEE is not the cause of such breach; (iii) such SUBLICENSEE agrees in writing to assume all applicable obligations of ANAPTYSBIO under this AGREEMENT; and (iv) MILLIPORE continues to receive from such SUBLICENSEE all payments under Article 4 that MILLIPORE would have received from ANAPTYSBIO with respect to such SUBLICENSEE’s activities had this AGREEMENT remained in effect.

9.6. ANAPTYSBIO agrees that, upon termination of this AGREEMENT, all MATERIALS and other MATERIALS incorporated in mixtures or combinations with ANAPTYSBIO TECHNOLOGY and/or ANAPTYSBIO PROTEINS in its possession or control, including any in the possession of its CROs or SUBLICENSEES or ANAPTYSBIO PARTNERS, shall be destroyed within thirty (30) days following such termination, unless otherwise agreed in writing by the PARTIES; provided, however, that neither ANAPTYSBIO nor any of its CROs or SUBLICENSEES or ANAPTYSBIO PARTNERS shall be required to destroy or to cease using any existing ANAPTYSBIO CELL LINES to which ANAPTYSBIO retains its license as set forth above in this Article 9 or any ANAPTYSBIO PROTEINS expressed by such ANAPTYSBIO CELL LINES; and provided, further, that notwithstanding anything contained in this AGREEMENT to the contrary, ANAPTYSBIO shall have the right following such termination to sell any inventory of COMMERCIALIZED PRODUCTS and finish and sell any work in progress. ANAPTYSBIO’s obligation pursuant to this paragraph shall not apply if this AGREEMENT is terminated by ANAPTYSBIO on account of the breach of this AGREEMENT by MILLIPORE.

9.7. Articles 6, 7, 8, 9 (including any other provisions specified herein as surviving), 10, 12, 13, 14 & 15 shall survive termination of this AGREEMENT or expiration of TERM and continue in full force and effect.

ARTICLE 10. CONFIDENTIALITY

10.1. Each PARTY agrees to maintain, and require its employees, agents, representatives and AFFILIATES and their employees, agents and representatives to maintain, CONFIDENTIAL INFORMATION of the other PARTY with the same degree of care it uses to protect its own CONFIDENTIAL INFORMATION of a similar nature, and each PARTY represents that it exercises reasonable care to protect its own CONFIDENTIAL INFORMATION. Each PARTY agrees not to use, and require its employees, agents, representatives and AFFILIATES and their employees, agents and representatives not to use, the CONFIDENTIAL INFORMATION of the other PARTY for any purpose other than performing its obligations and exercising its rights under this AGREEMENT, except as otherwise explicitly set forth in this Article.

10.2. Each PARTY agrees to maintain in confidence and not to disclose to any THIRD PARTY, other than its employees, agents, representatives and AFFILIATES and their employees, agents and representatives, any CONFIDENTIAL INFORMATION of the other PARTY, either during or for five years after expiration of the TERM or earlier termination of this AGREEMENT.

10.3. Without granting any right or license to the use of its CONFIDENTIAL INFORMATION, except as specifically provided hereunder, each PARTY agrees that the limitations of non-use and non-disclosure of CONFIDENTIAL INFORMATION it provides to the other PARTY under this AGREEMENT shall not apply to such information, to the extent and only to the extent, that the receiving PARTY can credibly document that such information:

(i)	is now or hereafter becomes generally known or available to the public without the receiving PARTY’s breach of any obligation owed to the providing PARTY; or

(ii)	is independently developed by the receiving PARTY without use of or reference to CONFIDENTIAL INFORMATION of the providing PARTY, or

(iii)	was acquired by the receiving PARTY before receiving such information from the providing PARTY under this AGREEMENT, without restriction as to use or disclosure; or

(iv)	is hereafter rightfully furnished to the receiving PARTY by an AFFILIATE or THIRD PARTY without any breach of an obligation of confidentiality to the providing PARTY and without restriction on use or disclosure; or

(v)	is disclosed or used by the receiving PARTY with the prior written consent of the providing PARTY, on a case-by-case basis.

10.4. For purposes of clarifying clause 10.3 (confidentiality and non-use exclusions), information that is combined, synthesized or used by the providing PARTY in a particular manner, as provided to the receiving PARTY under this AGREEMENT, shall not be deemed “known”, “available”, “developed”, “acquired”, or “furnished” separately to the receiving PARTY merely because the various pieces of information were previously known, available, developed, acquired, or furnished without being so combined, synthesized or used.

10.5. A receiving PARTY may disclose CONFIDENTIAL INFORMATION to the extent required to do so by applicable law, an administrative or court order, or governmental regulation; provided that the receiving PARTY promptly notifies the providing PARTY when it learns that disclosure may be required, and the receiving PARTY shall, at the providing PARTY’s expense, take reasonable action to avoid the disclosure or limit its scope. Any information disclosed pursuant to this clause 10.5 will remain the CONFIDENTIAL INFORMATION of the providing PARTY and subject to this AGREEMENT.

10.6. Either PARTY may, without the prior written consent of the other PARTY, disclose the terms of this AGREEMENT to such PARTY’s lawyers or other paid consultants or advisors, under substantially the same terms as clauses 10.1 through 10.5 (confidentiality and non-use requirements), solely for the purpose of discussions related to business decisions of such PARTY. Any information disclosed pursuant to this clause 10.6 will remain the CONFIDENTIAL INFORMATION of the providing PARTY and subject to this AGREEMENT.

10.7. The terms of this AGREEMENT are deemed confidential, but (a) either PARTY may disclose the existence of this AGREEMENT, without disclosing the terms, in a media release or similar public announcement provided that such PARTY allows the other PARTY a reasonable opportunity to review and comment on the content of such release or announcement prior to its release which approval shall not be unreasonably withheld or delayed, and (b) ANAPTYSBIO may disclose the existence of this AGREEMENT to its current or prospective banks or other financial institutions or current or prospective investors for the purpose of raising capital or borrowing money.

10.8. Notwithstanding anything contained in this AGREEMENT to the contrary, ANAPTYSBIO shall be permitted to disclose CONFIDENTIAL INFORMATION of MILLIPORE and the existence and terms of this AGREEMENT to (a) ANAPTYSBIO’s current or prospective banks or other financial institutions or investors for the purpose of raising capital or borrowing money or maintaining compliance with agreements, arrangements and understandings relating thereto, and (b) to any person or entity who proposes to be a SUBLICENSEE or to purchase or otherwise succeed (by merger, operation of law or otherwise) to all of ANAPTYSBIO’s right, title and interest in, to and under this Agreement, if such person or entity agrees to maintain the confidentiality of such CONFIDENTIAL INFORMATION pursuant to written confidentiality agreement.

ARTICLE 11. REPRESENTATIONS AND WARRANTIES; INSURANCE

11.1. Each PARTY hereby represents and warrants to the other PARTY that (a) it has all requisite power and authority to enter into this AGREEMENT and to consummate the transactions contemplated hereby, and (b) this AGREEMENT has been duly and validly executed and delivered by such PARTY and constitutes its valid, legal and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

11.2. MILLIPORE hereby represents and warrants to ANAPTYSBIO that as of the EFFECTIVE DATE (a) to its knowledge, neither the grant of the licenses pursuant to this AGREEMENT nor the practice of the MILLIPORE INTELLECTUAL PROPERTY or use of the MATERIALS by ANAPTYSBIO, its AFFILIATES and/or its SUBLICENSEES shall infringe or misappropriate any patent or other intellectual property rights of any THIRD PARTY and it does not know of any claim of a THIRD PARTY with respect to any such infringement or misappropriation; and (b) MILLIPORE owns or controls the entire right, title, and interest in and to the MILLIPORE INTELLECTUAL PROPERTY and the MATERIALS as of the EFFECTIVE DATE; and (c) the MATERIALS have been manufactured by or on behalf of MILLIPORE in accordance with all applicable laws.

11.3. ANAPTYSBIO warrants that it will not MANUFACTURE, use, sublicense or sell COMMERCIALIZED PRODUCT for any purpose other than those purposes for which it is authorized under Articles 3 and 5.

11.4. ANAPTYSBIO shall take out, maintain and keep current in respect of the manufacture, sale and use of COMMERCIALIZED PRODUCT all appropriate insurances, as determined by ANAPTYSBIO in good faith, including, commencing upon the first commercial SALE by ANAPTYSBIO of a COMMERCIALIZED PRODUCT, adequate product liability insurance and appropriate THIRD PARTY and other insurance.

11.5. EXCEPT AS PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 12. INDEMNITY & LIMITATION OF LIABILITY

12.1. ANAPTYSBIO shall indemnify, defend and hold MILLIPORE and its directors, officers, employees and agents harmless from and against any and all THIRD PARTY claims, demands, or causes of action (each, a “Liability”) arising out of or relating in any way to (i) the possession, manufacture, use, sale or other disposition of COMMERCIALIZED PRODUCT hereunder, whether based on breach of warranty, negligence, product liability or otherwise, (ii) the exercise of any right granted to ANAPTYSBIO pursuant to this Agreement, or (iii) any breach of this Agreement by ANAPTYSBIO, except to the extent, in each case, that such Liability is caused by the negligence or willful misconduct of MILLIPORE, its directors, officers, employees and/or agents as determined by a court of competent jurisdiction or by MILLIPORE’s breach of this AGREEMENT; provided, however, that upon receiving notice of any such Liability, MILLIPORE shall promptly notify ANAPTYSBIO and permit ANAPTYSBIO to handle and control the defense (including litigation and settlement) of such Liability, at ANAPTYSBIO’s sole expense, and MILLIPORE shall reasonably cooperate with ANAPTYSBIO in the defense of such Liability, at ANAPTYSBIO’s sole expense.

12.2. LIMITATION OF LIABILITY. NEITHER PARTY OR ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR THE OTHER PARTY’S AFFILIATES FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT OR EXEMPLARY DAMAGES OR FOR THE LOSS OF PROFITS ARISING FROM THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR ANY ACTS OR OMISSIONS ASSOCIATED HEREWITH.

ARTICLE 13. NOTICE

13.1. Any notices required or permitted to be given under this AGREEMENT shall be deemed given on the date received in writing: personally; or by a letter delivered to a reputable courier guaranteeing next day service; or by facsimile, with confirmation by prepaid first class letter sent the same day.

If to MILLIPORE:	Attn. Business Development Department 290 Concord Road Billerica, MA 01821

with a copy to:	Intellectual Property Department 28820 Single Oak Drive Temecula, CA 92590

If to ANAPTYSBIO:	AnaptysBio, Inc. 10835 Road to the Cure, Suite 100 San Diego, California 92121 Attention: Chief Executive Officer

with a copy to:	AnaptysBio, Inc. 10835 Road to the Cure, Suite 100 San Diego, California 92121 Attention: Vice President, Corporate Development

13.2. Any PARTY may change its designated address and facsimile number by notice to the other PARTY in the manner provided in this Article 13.

ARTICLE 14. DISPUTE RESOLUTION

14.1. In the event any PARTY claims breach of this AGREEMENT, the PARTIES shall consult with each other in good faith on the most effective means to cure the breach and to achieve any necessary restitution of its consequences. This consultation shall be undertaken within a period of [*] days following the receipt of a written request to consult, and the consultation period shall not exceed [*] days. During the consultation period, neither litigation nor arbitration may be pursued until attempts at consultative dispute resolution have been exhausted.

14.2. Any dispute between the PARTIES arising out of or related to this AGREEMENT and not resolved by consultation as provided in clause 14.1 shall be finally settled by binding, expedited arbitration in accordance with the applicable rules of the American Arbitration Association regarding commercial or business disputes (“Rules”) then in effect. The arbitration proceeding shall be conducted in Denver, CO, and carried out by a single arbitrator, selected according to such Rules. Each PARTY shall be responsible for any costs or expenses incurred in presenting such PARTY’s case to the arbitrators, such as attorneys’ fees or expert witness fees, and all other fees and expenses of the arbitrator shall initially be paid equally by the PARTIES, provided that the arbitrator shall have the authority, but not the obligation, to require a PARTY to reimburse all or any portion of such costs, expenses and/or fees in the final award. The decision of the arbitrator shall be final and binding on the PARTIES, provided however that the arbitrator shall not have the authority to alter any explicit provision of this AGREEMENT. Judgment upon the arbitrator’s decision may be entered in any court of competent jurisdiction.

14.3. Notwithstanding clauses 14.1 and 14.2 or any other provision of this Agreement to the contrary, either PARTY shall at all times have the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any consultation or ongoing arbitration proceeding. Further, in the event ANAPTYSBIO or its AFFILIATE thereof files an action seeking a declaration of patent invalidity and/or unenforceability of any MILLIPORE INTELLECTUAL PROPERTY, ANAPTYSBIO shall bear all of MILLIPORE’s fees, costs and expenses associated with litigating such action, including the fees, costs and expenses associated with any appeals.

ARTICLE 15. MISCELLANEOUS

15.1. Amendments. No change, modification, extension, termination, or waiver of this AGREEMENT, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the PARTIES hereto.

15.2. Assignment. Neither this AGREEMENT nor any rights or benefits hereunder shall be assignable or transferable by either PARTY without the written consent of the other PARTY; provided, however, that either PARTY shall have the right to assign this AGREEMENT to an AFFILIATE or to any successor-in-interest by way of merger, acquisition, or sale of all or substantially all of its assets related to the performance of this AGREEMENT. Should a merger, acquisition or sale occur, the affected PARTY shall notify the other PARTY. Any purported assignment by a PARTY not in accordance with this clause shall be void.

15.3. Binding Effect. This AGREEMENT shall be binding upon and inure to the benefit of the successors and permitted assigns of the PARTIES.

15	*Confidential Treatment Requested.

15.4. Counterparts. This AGREEMENT may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.5. Exhibit Incorporation. All Exhibits cited herein are incorporated by reference and made a part of this AGREEMENT.

15.6. Headings. The Article, paragraph and clause headings, and paragraph parenthetical cross-references contained herein are for the purposes of convenience of reference only and are not intended to define or limit the contents of said Articles, paragraphs or clauses.

15.7. Independent Contractors. Nothing in this AGREEMENT is intended nor is to be construed as to constitute the PARTIES as partners, joint venturers, or principal and agent with respect to this AGREEMENT. No PARTY shall have any express or implied authority to bind the other PARTY to any other agreement, contract, obligation or undertaking with any THIRD PARTY.

15.8. Interpretation. Whenever required by the context, the singular term shall include the plural, the plural term shall include the singular, and the gender of any pronoun shall include all genders. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday, or national or local holiday, the PARTY having such privilege or duty shall have until 5:00 pm on the next succeeding business day to exercise such privilege or to discharge such duty. It is further agreed that no usage of trade or other regular practice between the PARTIES hereto shall be used to interpret or alter the terms of this AGREEMENT. Since the PARTIES have participated jointly in the negotiation and drafting of this AGREEMENT, in the event an ambiguity or question of interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any PARTY by virtue of authorship of any provision of this AGREEMENT.

15.9. Prior Agreements. This AGREEMENT together with the Exhibits hereto, sets forth the entire understanding between the PARTIES with respect to the mattes dealt with herein and supersedes any and all prior agreements, written or oral, previously entered into by the PARTIES covering the matters dealt with herein.

15.10. Severability. If any provision of this AGREEMENET is in violation of any law or is found to be otherwise unenforceable by a court or competent administrative body from which there is no appeal, or no appeal is taken, such provision shall be deleted and the PARTIES shall negotiate in good faith to substitute for any such invalid or unenforceable provision, a valid and enforceable provision that achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid or unenforceable provision, a valid and enforceable provision that achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid or unenforceable provision.

15.11. Waiver. No delay on the part of any PARTY hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall nay single or partial exercise of any power or right hereunder operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.

For purposes hereof, a facsimile of a signed copy shall have the same force and effect as an original signed AGREEMENT.

MILLIPORE CORPORATION		ANAPTYSBIO, INC.

By:	/s/ Andrew Bulpin	By:	/s/ Tom Smart
Name/Title: A Bulpin VP		Name/Title: Tom Smart, CEO

Date: 18 May 2009		Date: May 14, 2009

Exhibit A

[*]

*Confidential Treatment Requested.

Exhibit B

[*]

*Confidential Treatment Requested.